Contact:  William E. Keslar
                                        Don H. Herring
                                        (412) 433-6870

FOR IMMEDIATE RELEASE


        USX ANNOUNCES THE DISPOSITION OF THE DELHI GROUP

          PITTSBURGH, October 22 -- USX Corporation announced today that it has entered into a definitive agreement for USX to sell its stock in Delhi Gas Pipeline Corporation and the other subsidiaries of USX that comprise all of the Delhi Group to Koch Midstream Enterprises, Inc., an affiliate of Koch Industries,
Inc. (Koch). The transaction involves a gross purchase price of $762 million, which based upon September 30, 1997, financial information, USX estimates will result in net proceeds available for distribution to the holders of USX-Delhi Common Stock
(Delhi Stock) of between $19 and $21 per share of Delhi Stock.
          The net proceeds are calculated in accordance with
USX's restated Certificate of Incorporation by deducting from the gross purchase price amounts of certain liabilities retained by the Delhi companies as well as amounts necessary to provide for taxes incurred by USX in connection with the transaction, transaction fees and expenses, contingent liabilities of the
Delhi Group and certain other liabilities and obligations not being assumed by the buyer (including the portion of USX's debt and preferred stock attributed to the Delhi Group). A number of these factors may change before closing. See Attachment I for more details.
          The transaction is subject to the receipt of Hart-Scott-Rodino approval and other customary conditions. The parties expect the closing to occur in November.
          Thomas J. Usher, Chairman and CEO of USX, said, "We are pleased that our enhanced capital investment program and other strategic initiatives for the Delhi Group have helped to provide USX with the opportunity to return significant value to the Delhi
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shareholders.  Koch is a strong competitor in many energy-related businesses, and we believe that the customers, suppliers and employees of the Delhi business will look forward to their future association with Koch."
          Under its restated Certificate of Incorporation, USX is required to elect one of three options to return the value of the net proceeds received in the transaction to the Delhi Group shareholders within 60 days of the closing date. Of the three options, USX currently anticipates that it will elect to use the net proceeds to redeem all shares of Delhi Stock. USX is required to give public notice of which option it has elected not less than 30 nor more than 60 days after the closing. Due to the time required to finalize the calculation of the net proceeds,
USX anticipates that it will give the required notice 30 days after the closing of the transaction.
          Lehman Brothers acted as financial advisor to USX in conjunction with the transaction.
          USX-Delhi Group (NYSE:DGP), a Dallas-headquartered unit of Pittsburgh-based USX Corporation, includes Delhi Gas Pipeline Corporation and certain other subsidiaries of USX. They are engaged in the purchasing, gathering, processing, treating, transporting and marketing of natural gas. Delhi Group owns and operates extensive pipeline systems and associated treating and processing plants in Texas and Oklahoma.
          Koch Gateway Pipeline Company and other affiliates of Koch Midstream Enterprises already operate more than 10,000 miles of natural gas pipelines in Texas, Louisiana, Mississippi and Florida, in addition to partnering in gas gathering operations and processing facilities on the Louisiana coast.
          Koch Industries, Inc. is the second-largest privately held company in the United States. Koch Industries and its subsidiaries employ 13,000 people worldwide and are involved in virtually all phases of the oil and gas industry, as well as in agriculture, chemicals, chemical technology products, energy services, asphalt products, metals and minerals services, real estate and financial investments.
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                          ATTACHMENT I


          USX currently estimates net proceeds available for distribution to the holders of Delhi Stock will be between $19 and $21 per share. Actual net proceeds will be based on data as of the effective date of the transaction, currently expected to be October 31, 1997. Set forth below is a sample calculation of the midpoint of the $19 to $21 per share estimated range based on Delhi Group data as of September 30, 1997. A number of factors may change between September 30 and the effective date including, among other things, the amount of debt attributed to the Delhi Group, which is impacted by the Delhi Group's cash flow through the effective date, and the taxes to be incurred, which are impacted by changes in the tax basis of the Delhi Group's assets after September 30. Accordingly, the actual net proceeds may vary from the estimate set forth below.

                                                     $ millions

     Gross Purchase Price                                 $762
       Less:  Estimated adjustments to purchase
            price for liabilities retained by the
            Delhi companies                                 27
                                                          ----
     Estimated Adjusted Purchase Price                    $735
       Less:  Estimated attributed debt, preferred stock,
            transaction costs and other liabilities of
            the Delhi Group                                317
       Less:  Estimated taxes payable 1                    220
                                                          ----
       Estimated net proceeds                             $198
                                                          ====
       Estimated net proceeds per share available
       for distribution 2                                 $ 20
                                                          ====
-------------

1-Based on estimated tax basis of $165 million at September 30, 1997, and assuming a tax rate of 38.5%.
2-Based on 9.45 million shares outstanding at September 30, 1997, and assuming the settlement of outstanding employee stock options to purchase approximately 409,000 shares of Delhi Stock.
